Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to us under the heading “Experts” and to the incorporation by reference of (i) our report dated December 14, 2010 related to the statement of certain operating expenses over revenues of the 333 East Lake Street Building for the year ended December 31, 2009, and (ii) our report dated March 3, 2011 related to the statement of certain operating expenses over revenues of the Westway One Building for the year ended December 31, 2009, incorporated by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-163411 and the related Prospectus of Wells Core Income Office REIT, Inc.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

April 7, 2011